Exhibit (k)(1)

Form of
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of this [__] day of [__], 2014 by and among BDCA Senior Capital, Inc., a Maryland corporation (the “Company”), Realty Capital Securities, LLC, a Delaware limited liability company (the “Dealer Manager”), for itself and for and on behalf of its selected dealers (the “Selected Dealers”), and UMB Bank, N.A., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).

RECITALS

WHEREAS, the Company proposes to offer and sell up to $3,000,000,000 in shares of its common stock, par value $0.001 per share (the “Shares”), on a best-efforts basis (excluding the shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), at an initial subscription price of $10.00 per share (the “Offering”) to investors pursuant to the Company’s Registration statement on Form N-2 (File No. 333-_____), as amended from time to time (the “Offering Document”);

WHEREAS, the Dealer Manager has been engaged by the Company to offer and sell the Shares on a best efforts basis through a network of Selected Dealers;

WHEREAS, the Company has agreed that the subscription price paid by subscribers for shares will be refunded to such subscribers if at least $2,000,000 of gross offering proceeds from persons who are not affiliated with the Company (the “Minimum Amount Requirement”) has not been raised within one year from the date that the U.S. Securities and Exchange Commission (the “SEC”) declared the Offering Document effective (such one-year anniversary being referred to as the “Closing Date”);

WHEREAS, the Dealer Manager and the Company desire to establish an escrow account (the “Escrow Account”), as further described in this Agreement, in which funds received from subscribers will be deposited, and the Company desires that the Escrow Agent act as escrow agent to the Escrow Account and the Escrow Agent is willing to act in such capacity; and

WHEREAS, in order to subscribe for Shares during the Escrow Period (as defined below), a subscriber must deliver the full amount of its subscription price by check, payable to UMB Bank, as Escrow Agent for BDCA Senior Capital, Inc., to DST Transfer Systems, Inc., the Company’s transfer agent (the “Transfer Agent”) at the address set forth in the subscription agreement.

AGREEMENT

NOW, THEREFORE, the Company, the Dealer Manager and the Escrow Agent agree to the terms of this Agreement as follows:

1.            Establishment of Escrow Account; Escrow Period.

(a)            On or prior to the commencement of the Offering, the parties shall establish the Escrow Account with the Escrow Agent, which shall be entitled “UMB Bank, as Escrow Agent for BDCA Senior Capital, Inc.” Prior to meeting the Minimum Offering Requirement, the Dealer Manager and Selected Dealers will instruct subscribers to make checks for subscriptions payable to the order of “UMB Bank, as Escrow agent for BDCA Senior Capital, Inc.”

(b)            This Agreement shall be effective on the date on which the Offering Document is declared effective by the SEC. The escrow period shall commence upon the effectiveness of this Agreement and shall continue until the earlier of (i) the date upon which the Escrow Agent receives confirmation from the Company or the Dealer Manager that the Company has met the Minimum Offering Requirement, (ii) the Closing Date, or (iii) the termination of the Offering by the Company prior to meeting the Minimum Offering Requirement (the “Escrow Period”).

2.            Operation of the Escrow

(a)            Deposits in the Escrow Account. During the Escrow Period, the Dealer Manager will promptly deliver, but in no event later than the end of the second business day following receipt by the Dealer Manager, any monies received from subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account, and the Escrow Agent shall deposit and hold in the Escrow Account any monies received directly from subscribers for the payment of Shares (collectively, the “Escrowed Funds”). All monies deposited into the Escrow Account shall be held in the Escrow Account until such funds are disbursed in accordance with this Section 2. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Break Escrow Affidavit (as described below), the Escrow Agent shall promptly notify the Company in writing via mail, e-mail or facsimile of such nonpayment, and is authorized to debit the Escrow Account, as applicable in the amount of such returned payment as well as any interest earned on the amount of such payment. The Company will, or will cause the Transfer Agent to maintain a written account of each subscription, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address; (ii) the number of Shares subscribed for by such subscriber; and (iii) the amount paid by such subscriber for such Shares. During the Escrow Period, neither the Company nor the Dealer Manager will be entitled to any principal funds deposited into the Escrow Account.

(b)            Disbursement of Escrowed Funds. If at any time on or prior to the Closing Date the Minimum Offering Requirement has been met, then upon the happening of such event, the principal amount of the Escrowed Funds shall remain in the Escrow Account until the Escrow Agent receives written direction provided by the Company or the Dealer Manager instructing the Escrow Agent to deliver the principal amount, or a portion thereof, of such Escrowed Funds as the Company or the Dealer Manager, as the case may be, shall direct in writing. An affidavit or certification from an officer of the Company or the Dealer Manager to the Escrow Agent stating that the Minimum Offering Requirement has been timely met, shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred (the “Break Escrow Affidavit”). The Break Escrow Affidavit shall indicate: (i) the date on which the Minimum Offering Requirement has been met (the “Break Escrow Date”); (ii) the actual total number of Shares sold as of the Break Escrow Date; and (iii) if not all, that portion of the Escrowed Funds to be transferred. Upon the receipt by the Escrow Agent of the Break Escrow Affidavit, the Escrow Agent will deliver to U.S. Bank National Association (the “Custodian”), as directed by the Company, on the date of the first [weekly] closing following the receipt of the Break Escrow Affidavit, the principal and interest earned on such Escrowed Funds to be transferred and the Escrow Agent shall from that point forward, transfer on the first business day following each subsequent closing all principal and interest earned on the Escrowed Funds for the prior subscription period to the Custodian, as directed by the Company. Additionally, the Company hereby directs the Escrow Agent to provide the Transfer Agent with all electronic files and information needed by the Transfer Agent to perform its duties as record keeper under its agreement with the Company.

If the Escrow Agent has not received a Break Escrow Affidavit on or prior to the Closing Date, the Escrow Agent shall promptly return the Escrowed Funds, including interest, if any, thereon, to the subscribers, per the name, address and in the amounts provided by the Company, the Dealer Manager or the Transfer Agent to the Escrow Agent without deduction, penalty or expense, and the Escrow Agent shall notify the Company and the Dealer Manager in writing of its distribution of the funds. The subscription payments returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors. The parties hereto hereby agree that, for purposes of this Section 2(b), the term “promptly return” shall mean that the Escrow Agent shall return the Escrowed Funds to subscribers, upon the terms and subject to the conditions set forth in this Section 2(b), by noon of the business day following the Closing Date, in compliance with Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended.

3.            Escrowed Funds. Upon receipt of the Escrowed Funds, the Escrow Agent shall hold the Escrowed Funds in escrow pursuant to the terms of this Agreement. Until such time as the Escrowed Funds shall be distributed by the Escrow Agent as provided herein, the Escrowed Funds shall be deposited by the Escrow Agent in UMB Money Market Special, a UMB Bank interest-bearing account, or as may otherwise be directed by the Company in writing. The Escrow Agent shall be entitled to sell or redeem any investment of the Escrowed Funds as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption. Interest, if any, resulting from any investment of the Escrowed Funds shall be retained by the Escrow Agent, and shall be distributed according to this Agreement.

4.            Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any other party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

5.            Liability of the Escrow Agent; Indemnification. The Escrow Agent acts hereunder as a depository only. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer or employee of either unless it shall be proved that such officer or employee was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.

The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.

In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrowed Funds in the Escrow Account, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

The Company hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred in connection herewith without gross negligence, recklessness or willful misconduct on the part of the Escrow Agent, including without limitation, legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall not be under any obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that neither shall be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

The terms of this Section 5 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

6.            The Escrow Agent’s Fee. The Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, the Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as the Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses shall be paid by the Company.

7.            Security Interests. No party to this Escrow Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Escrow Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.

8.            Dispute. In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved in this Agreement, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) the rights of the adverse claimants shall have been fully and finally adjudicated in a court assuming and having jurisdiction of the parties and money, papers and property involved in this Agreement or affected hereby, or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.

9.            Resignation of the Escrow Agent. The Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth in this Agreement, at least 60 days before the date specified for such resignation or removal to take effect. Upon the effective date of such resignation or removal:

(a)            All cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

(b)            If no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

(c)            Further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into court all monies and property deposited with the Escrow Agent under this Agreement.

The terms of this Section shall survive the termination of the Escrow Agreement and the resignation or removal of the Escrow Agent.

10.            Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, or by overnight courier with signature required, delivered to the addresses set forth below, or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this paragraph:

If to the Company:

BDCA Senior Capital, Inc,

405 Park Avenue, 3rd Floor

New York, New York 10022

Facsimile: (212) 421-5799

Attention: General Counsel

with a copy to (which shall not constitute a Notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Attn: Rosemarie A. Thurston

If to the Escrow Agent:	UMB Bank, N.A. 1010 Grand Blvd, 4th Floor Corporate Trust & Escrow Services Kansas City, MO 64106 Facsimile: (816) 860-3029 Attention: Lara L. Stevens

If to the Dealer Manager:	Realty Capital Securities, LLC Three Copley Place, Suite 3300 Boston, Massachusetts 02116 Facsimile: (857) 207-3399 Attention: Louisa Quarto, President
with a copy to (which shall not constitute a Notice): Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attn: Rosemarie A. Thurston

11.            Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Missouri without regard to the principles of conflicts of law.

12.            Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

13.            Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Dealer Manager, the Company and the Escrow Agent.

14.            Assignability. This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.

15.            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16.            Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

17.            Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

18.            Earnings Allocation; Tax Matters; Patriot Act Compliance; Office of Foreign Control Search Duties. The Company or its agent shall be responsible for all tax reporting under this Escrow Agreement. The Company shall provide to the Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time. The Escrow Agent, or its agent, shall complete an Office of Foreign Assets Control (“OFAC”) search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search. The Dealer Manager shall provide a copy of each subscription check in order that the Escrow Agent, or its agent, may perform such OFAC search.

19.            Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

20.            Termination of the Escrow Agreement. This Agreement, except for Sections 5 and 9 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent.

21.            Relationship of Parties. The Dealer Manager, the Company and the Escrow Agent are unaffiliated parties, and this Agreement does not create any partnership or joint venture among them.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written hereinabove:

COMPANY:

BDCA Senior Capital, Inc.

By:
Name: Title:	Nicholas S. Schorsch Chief Executive Officer

DEALER MANAGER:

Realty Capital Securities, LLC

By:
Name: Title:	Louisa Quarto President

ESCROW AGENT:

UMB Bank, N.A., as Escrow Agent

By:
Name: Title:	Lara L. Stevens Vice President

EXHIBIT A
ESCROW FEES AND EXPENSES

Acceptance Fee

Review escrow agreement, establish account $3,000
DST Agency Engagement $250

Annual Fees

Annual Escrow Agent $2,500

Transactional Fees

Outgoing Wire Transfer $15 each
Daily Recon BAI File to DST $2.50 per Business Day

Daily Wire Ripping File to DST $10 per Business Day
Web Exchange Access $15 per month
Overnight Delivery/Mailings $16.50 each
IRS Tax Reporting $10 per 1099

Acceptance fee and first year Annual Escrow Agent fee will be payable at the initiation of the escrow. Thereafter, the Annual Escrow Agent fees will be billed annually in advance and transactional fees, if any, will be billed quarterly in arrears. Other fees and expenses will be billed as incurred.

Fees specified are for the regular, routine services contemplated by the Subscription Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Subscription Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.